EXHIBIT 99.2

BELVEDERE TRUST MORTGAGE CORPORATION

COMPENSATION COMMITTEE CHARTER

The Board of Directors (the “Board”) of Belvedere Trust Mortgage Corporation (the “Corporation”) has established a standing committee to be known as the Compensation Committee (the “Committee”).

Purpose

The purpose of the Committee is to consider matters relating to compensation and perquisites of the salaried employees, officers, directors and consultants of the Corporation and to make recommendations under the Corporation’s 2005 Equity Incentive Plan.

Composition

The Committee shall be composed of such number of directors as may be appointed by the Board. No Committee member shall be an employee of this corporation. One of the members so appointed shall be designated by the Board as the Chairperson of the Committee. Members of the Committee may be removed by the Board for any reason and at any time.

Meetings

The Committee may hold regular meetings on such days as it shall determine. Other meetings of the Committee shall be held at the request of the Chairperson of the Committee or any two other committee members. Minutes shall be regularly kept of Committee proceedings, by a person appointed by the Committee to do so.

Scope of Activities

To the full extent permitted by applicable law, the Committee shall:

•	Review and approve the overall salary and bonus programs of the Corporation’s salaried employees and any amendments to such programs;

•	Review and approve the specific salaries and bonuses for all executive officers, and review their overall job performance;

•	Review and approve fringe benefits and perquisites of salaried employees and executive officers and directors, and amendments to any related benefit plans or programs;

•	Review and approve the proposed compensation and terms of employment of persons proposed to be hired as the Corporation’s executive officers; and

•	Make recommendations with respect to options (including price, terms and amounts) to be granted by the Board under the Corporation’s equity incentive plans, including, with respect to the 2005 Equity Incentive Plan.

Attendance

Such corporate officers and other employees of this corporation, as the Committee may regularly or from time-to-time designate, shall attend the meetings.

Outside Assistance

The Committee is authorized to engage or employ such outside professional or other services as in its discretion may be required to fulfill its responsibilities.

Procedures

The Committee may adopt rules for its meetings and activities. In the absence of any such rules, Committee actions shall be governed by this corporation’s Bylaws and applicable law. In all cases, a quorum of the Committee shall be a majority of the persons then serving as members of the Committee.